Exhibit 10.13

Execution Copy

English Translation

Trademark Assignment Agreement

THIS TRADEMARK ASSIGNMENT AGREEMENT (“this Agreement”) is made and entered into as of June 28, 2011 in Beijing, the People’s Republic of China (“PRC”) by and between:

(1) Beijing Yi Pu Xin Technology Co., Ltd. (hereinafter the “Assignor”)

Address: Room B920, Huibing Building, East Beichen Road, Chaoyang District, Beijing

(2) LaShou Group Inc. (hereinafter the “Assignee”)

Address: c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands

(The above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS,

1.        The Assignor has obtained the registered trademark certificates (as set out in Annex 1) of “LaLaSho” issued by the State Trademark Office (collectively the “Registered Trademarks”) and is the registered owner of such trademarks.

2.        The Assignor agrees to assign the Registered Trademarks to the Assignee and the Assignee agrees to accept such assignment, pursuant to the terms and conditions as set forth herein.

Now, therefore, the Parties agree below:

Article 1 Definition

1.1           Except as otherwise provided herein or where the context otherwise requires, the following terms used herein shall have the following meanings:

“Completion Date”	means the date when the State Trademark Office approves the assignment of all the Registered Trademarks hereunder and a public announcement related thereto is made.

“Registered Trademark”	means all the trademarks listed in Annex 1 attached hereto.

“Trademark Interests”	means all the rights and interests held by the Assignor in

and in connection with the Registered Trademarks.

“Force Majeure”	means the circumstances as set out in Article 8 hereof.

1.2           The references to any PRC Law herein shall be deemed: (1) to include the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the date of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3           Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 Extension, Assignment and Exercise of the Registered Trademarks

2.1           The Assignor agrees to irrevocably and exclusively assign the Registered Trademarks and the Trademark Interests to the Assignee pursuant to the provisions herein.

2.2           To ensure that the Assignee obtains the Registered Trademark and the Trademark Interests, as for the Registered Trademarks that expire on the effective date of this Agreement, the Assignor will take all necessary measures so that the Registered Trademarks are appropriately extended.

2.3           The Assignor agrees that as from the effective date hereof, subject to compliance with relevant laws and regulations, the Assignee has the right to exercise and dispose of such Trademark Interests and the Assignor will immediately cease to use the Registered Trademarks listed in Annex 1 in any way. When relevant government authority or any other third party challenges the Assignee’s exercise of the Trademark Interests, the Assignor shall take all necessary measures to prove that the Assignee has the Registered Trademarks and the Trademark Interests and prevent the Assignee from any loss for this reason.

2.4           The Assignor agrees that if it registers or applies for the identical or similar trademarks in respect of identical or similar commodities, it shall assign the same to the Assignee without any compensation.

Article 3 Assignor’s Assistance

The Assignor agrees to, pursuant to laws and according to the reasonable requirement of the Assignee, provide the Assignee with all the necessary assistances (including providing and executing all the relevant documents concerning the handling of assignment procedures at the Trademark Office under the State Administration of Industry and Commerce, handling all procedures and performing all necessary and reasonable obligations) so that the Assignee obtains the Trademark Interests free and clear of any defect in respect of the Registered Trademarks.

Article 4 Consideration of Assignment

The Assignor agrees to assign the Registered Trademarks and the Trademark Interests to the Assignee without any compensation, but all government charges, taxes, fees and agent expenses arising from or in connection with the said assignment shall be borne by the Assignee. Notwithstanding the foregoing provisions, if the then effective PRC laws or government authority require the assignment of the Registered Trademarks hereunder at a certain price, then the Parties agree that the assignment consideration of the Registered Trademarks will be the minimum price permitted by PRC laws or government authority.

Article 5 Representations, Warranties and Undertakings

5.1           The Assignor hereby makes the following representations, warranties and undertakings to the Assignee, which shall be true and accurate when made and until the Completion Date:

5.1.1        The Assignor is a company lawfully organized and validly existing. The Assignor has the right to execute this Agreement and perform the obligations hereunder;

5.1.2        There is no pending or threatened lawsuit, arbitration or other dispute arising from or in connection with the Registered Trademarks;

5.1.3        The Registered Trademarks are free and clear of any security, equity, pledge, claim, contractual restriction, other third party right or any form of legal barrier;

5.1.4        The Assignor has all the rights, title and interest in and to the Registered Trademarks. Use of the Registered Trademarks by the Assignor does not conflict with the rights of any third party;

5.1.5        The Assignor has not entered into any agreement that may affect the acquisition and use by the Assignee of the Registered Trademarks and its performance of this Agreement does not violate any contract by which it is bound;

5.1.6        In order to execute this Agreement, the Assignor has taken any and all necessary and suitable corporate actions;

5.1.7        When the Assignee is involved in any trademark infringement dispute as a result of the assignment of the Registered Trademarks hereunder, the Assignor will take all reasonable actions to assist the Assignee in resolving such dispute;

5.1.8        If, after the effective date of this Agreement and before the Completion Date, the Assignor finds that any third party infringes on the Trademark Interests, the Assignor shall timely notify the Assignee; and at the request of the Assignee, the Assignor shall assist the Assignee in taking actions, stopping third party’s infringement act and demand third party to compensate the losses incurred by the Assignee as a result thereof; and

5.1.9        If any Registered Trademark has any defect and as a result thereof, the assignment of such Registered Trademark is not approved by the State Trademark Office, the Assignor shall compensate the losses thus incurred by the Assignee. In particular, the Assignor hereby undertakes that it will take all necessary measures to ensure that the Registered Trademarks that expire on the effective date of this Agreement are appropriately extended.

5.2           The Assignee represents and warrants:

5.2.1        The Assignee is a company lawfully organized and validly existing. The Assignee has the right to execute this Agreement and perform the obligations hereunder;

5.2.2        In order to execute this Agreement, the Assignee has taken any and all necessary and suitable corporate actions.

Article 6 Notices

6.1           Any notice, request, demand and other correspondence required by or made pursuant to this Agreement shall be delivered to the relevant Party in writing.

6.2           The above notice or other correspondence shall be deemed to have been given upon delivery when it is transmitted by facsimile or telex; or upon handover to the receiver when it is delivered in person; or five (5) days after posting when it is delivered by mail.

Article 7 Defaulting Liabilities

7.1           The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) material breaches of any provision hereof, or materially fails to perform or delays the performance of any obligation hereunder, such breach, failure or delay shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall be entitled to demand the Defaulting Party to remedy such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to remedy such Default or take remedial measures within such reasonable period or within ten (10) days following the written notice given by the Non-defaulting Party requiring such Default to be remedied, then the Non-defaulting Party shall have the right to, at its sole discretion, choose any remedy for breach below: if the Defaulting Party is the Assignor, then the Assignee has the right to terminate this Agreement and require the Defaulting Party to indemnify the damages; if the Defaulting Party is the Assignee, then the Assignor has the right to require the Defaulting Party to indemnify the damages and except as otherwise provided by law, has no right to terminate or cancel this Agreement in any circumstance.

7.2           The Parties agree and acknowledge that except as otherwise provided by law, the Assignor shall not terminate this Agreement for whatever reason in any event.

7.3           Notwithstanding any other provisions herein, the validity of this Article shall survive the termination of this Agreement.

Article 8 Force Majeure

If a Party is prevented from performing this Agreement or performing under the agreed conditions hereunder as a result of force majeure, including earthquake, typhoon, flood, fire, war, computer virus, design vulnerabilities of tool software, hacker attack on the Internet, changes in policies and laws and other events that are unforeseeable or whose happenings are unpreventable or unavoidable, such prevented Party shall forthwith notify the other Party by fax of the occurrence thereof and within thirty (30) days thereafter, provide the documentary evidences issued by the local notarial organization, explaining the details of the event and the reasons for its failure to perform this Agreement or its need to delay the performance of this Agreement. The Parties may negotiate whether or not to exempt part of this Agreement or delay the performance of this Agreement depending on the effect of such event of force majeure upon the performance of this Agreement. Neither Party shall be liable to the other Party in respect of the economic losses incurred as a result of force majeure.

Article 9 Miscellaneous

9.1           Once executed, this Agreement shall be retroactive to April 28, 2011 (“Effective Date”).

9.2           This Agreement is written in Chinese and executed in two (2) counterparts, with each Party hereto retaining one (1) counterpart. The Parties may execute additional counterparts to be filed with the government authorities.

9.3           The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

9.4           Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if no agreement regarding such dispute can be reached by the Parties within thirty (30) days upon its occurrence, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing in accordance with its effective arbitration rules at the time of submission, and the arbitral award shall be final and binding on the Parties.

9.5           Any rights, powers and remedies granted to any Party by any provision herein shall not preclude any other rights, powers and remedies available to such Party in accordance with laws and other provisions hereunder, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of any other rights, powers and remedies available to it.

9.6           No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with law (hereinafter the “Party’s Rights”) shall be construed as a waiver of the Party’s Rights, nor will the waiver of any single or partial exercise of the Party’s Rights shall not preclude its exercise of the Party’s Rights in any other way and other Party’s Rights.

9.7           The headings of the articles herein are for reference only, and in no circumstance shall such headings be used in or affect the interpretation of the provisions hereof.

9.8           Each provision contained herein shall be severable and separable from other provisions. If at any time one or several provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of this Agreement and other provisions herein shall not be affected thereby.

9.9           Once executed, this Agreement shall supersede any other legal document reached by the Parties with respect to the subject matter hereof. Any amendments or supplements to this Agreement shall be in writing and shall become effective upon due execution by the Parties hereto.

9.10         Without the prior written consent by the other Party, neither Party may assign any of its rights and obligations hereunder to any third party.

9. 11        This Agreement shall be binding on the legal successors of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in Beijing as of the date first above written.

Assignor:

Beijing Yi Pu Xin Technology Co., Ltd.

(Seal)

Authorized representative (signature):	/s/ Bo Wu (Company seal of Beijing Yi Pu Xin Technology Co., Ltd. is affixed)

Name: Bo Wu

Title: Legal Representative

Assignee:

LaShou Group Inc.

Authorized representative (signature):	/s/ Bo Wu

Name: Bo Wu

Annex 1 Registered Trademarks

1. Basic Information on Registered Trademarks

	Trademark	Commodity	Registration No.
1	LaLaSho	Category 42	1491903

2. Trademark Registration Certificates of Registered Trademarks